Exhibit 10.9.2

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease  (“Amendment”) is entered into, and dated for reference purposes, as of November 11, 2015 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and GENOMIC HEALTH, INC., a Delaware corporation (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain lease which is comprised of the following (collectively, the “Existing Lease”): that certain Lease, dated January 4, 2007, entered into by and between Tenant, as tenant and Landlord, as landlord (“Original Lease”); as amended by that certain First Amendment to Lease, dated November 30, 2010 (the “First Amendment”), for certain “Premises” described therein containing approximately 47,186 rentable square feet of the Building (located at 101 Galveston Drive, Redwood City, California), all as more particularly described in the Existing Lease.

B. Landlord and Tenant desire to provide for (i) the extension of the Term of the Existing Lease; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. SCOPE OF AMENDMENT; DEFINED TERMS.  Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect.  Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the Execution Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

Section 2. EXTENSION OF TERM.  Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease will expire on March 31, 2018, and that the Term of the Lease is hereby extended for the period of thirty-six (36) months (the “Second Extended Term”) commencing on April 1, 2018 (the “Second Extension Commencement Date”) and expiring March 31, 2021 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated or extended pursuant to the terms of the Lease.  Landlord and Tenant acknowledge and agree that the Option to Extend set forth in Section 4 of Rider 2 to the Original Lease, as amended by Section 2 of the First Amendment, shall apply to the Second Extended Term, and (i) the phrase “Second Extended Term” is inserted in place of reference to the “Extended Term” in the Option to Extend, and (ii) the Expiration Date shall mean the Expiration Date of the Second Extended Term.

Section 3. Monthly Base Rent for Second Extended Term.  Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Second Extension Commencement Date and continuing through the Expiration Date of the Second Extended Term, the amount of Monthly Base Rent payable by Tenant for the Premises shall be as follows:

Period from/to	Monthly Base Rent
April 1, 2018 to March 31, 2019	$141,558.00
April 1, 2019 to March 31, 2020	$145,804.74
April 1, 2020 to March 31, 2021	$150,178.88

Section 4. TENANT’S SHARE; BASE YEAR.  During the Second Extended Term, Tenant shall pay all additional Rent payable under the Lease, including Tenant’s Share of Operating Expenses. Notwithstanding any provisions of the Existing Lease to the contrary, Tenant’s  Building Share shall continue to be 100.00%, Tenant’s Phase Share shall continue to be 20.0263%, and Tenant’s Project Share shall continue to be 8.7797%.

Section 5. “AS IS” Condition.

(a) Condition of Premises.  Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Second Extended Term and accepts the Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as expressly set forth in this Section 5.

(b)Tenant Work Generally.  Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the Existing Lease to the contrary:  (a) Tenant may desire to do certain alterations, additions or improvements in connection with this extension of the Term, and for purposes of this Amendment any such work is referred to as “Tenant Work”; (b) all Tenant Work, if any, shall be done subject to and in compliance with this Amendment, and except to the extent modified by or inconsistent with the express provisions of this Amendment, pursuant to the provisions of Article 9 of the Original Lease applicable to such Tenant Alterations; (c) without limiting the generality of any provisions of Article Nine, Tenant’s selection of Tenant’s space planner and/or architect ("Tenant's Architect") and Tenant’s selection of a general contractor shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; (d) all plans and specifications prepared by Tenant’s space planner or architect shall be subject to review by Landlord’s architect and to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed beyond ten (10) business days with respect to any initial submissions, change orders, and any revisions thereto; (e) Tenant shall retain one or more engineers reasonably satisfactory to Landlord and licensed by the State of California to prepare structural, mechanical, and electrical working drawings and specifications for all Premises improvements, not included in, or requiring any changes to the HVAC, fire and/or life safety, mechanical and electrical work; (f) if the Tenant Work does not exceed the amount of the Allowance (as defined below), Tenant shall not be required to obtain a completion and lien indemnity bond for the Tenant Work; (g) such work, including all design, plan review, obtaining all approvals and permits, and construction shall be at Tenant's sole cost and expense (subject to reimbursement to the extent of the Allowance), including delivery to Landlord of plans and specifications of such Tenant Work (including an as-built mylar and digitized (to the extent available) set of as-built plans and specifications upon completion) to the extent such work is more than recarpeting and/or repainting, and (h) Tenant shall pay Landlord a fee (“Construction Monitoring Fee”) for monitoring such design, construction and work by Tenant equal to two percent (2%) of the Allowance, which fee shall be paid by Landlord applying two percent (2%) of the Allowance in payment thereof.

(c)Design & Construction Responsibility for any Tenant Work.  Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Tenant Work and for its construction in compliance with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all rules and regulations of Landlord (collectively, referred to herein as “Laws”).  Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (a) such Laws include all building codes and regulations, Title 24, and the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et. seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”); and (b) in the event that any work by Tenant triggers any upgrades or modifications of existing improvements in the Premises to comply with Law, Tenant shall also be responsible for such upgrades and modifications, at Tenant’s sole cost and expense (subject to reimbursement to the extent of the Allowance).  Tenant, through Tenant's Architect, shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, to the extent required pursuant to Article Nine of the Existing Lease and this Amendment, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, and shall include, among other things, all partitions, doors, heating, ventilating and air conditioning installation and distribution, ceiling systems, light fixtures, plumbing installations, electrical installations and outlets, telephone installations and outlets, any other installations required by Tenant, fire and life-safety systems, wall finishes and floor coverings, whether to be newly installed or requiring changes from the as-is condition of the Premises as of the date of execution of the Existing Lease.  Tenant shall be responsible for the oversight, supervision and construction of all Tenant Work in compliance with this Existing Lease, including compliance with all Laws.

(d)Allowance: Amount; Reimbursable Costs & Payment.  Allowance means an amount up to a maximum of Four Hundred Seventy-One Thousand Eight Hundred Sixty and 00/100 Dollars ($471,860.00) to reimburse Tenant for the actual costs of design, engineering, plan review, obtaining all approvals and permits, and construction of Tenant Work in the Premises (including the Construction Monitoring Fee), and shall be payable as provided below.  In no event shall the Allowance be used to reimburse Tenant for Tenant’s FF&E (as such term is defined herein).  For purposes of this Amendment, “Tenant’s FF&E” shall mean Tenant’s furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof, including without limitation, "Tenant’s Personal Property" described on Exhibit “G” to the Original Lease.  The Allowance shall be paid to Tenant within thirty (30) days after the later of final completion of the Tenant Work and Landlord's receipt of (i) a certificate of completion prepared by Tenant’s Architect, (ii) final as-built plans and specifications pursuant to this Amendment, (iii) full, final, unconditional lien releases, and (iv) reasonable substantiation of costs incurred by Tenant with respect to the Tenant Work.  Tenant must prior to the date that is thirty-six (36) months from the Execution Date of this Amendment submit written application with the items required above for disbursement or reimbursement for any reimbursable costs out of the Allowance, and to the extent of any funds for which application has not been made prior to that date or if and to the extent that the reimbursable costs of the Tenant Work are less than the amount of the Allowance, then any balance remaining thereafter shall be retained by Landlord as its sole property and Landlord shall have no obligation or liability to Tenant with respect to such excess.

Section 6. Limitation of Landlord’s Liability.  Notwithstanding any provision of the Existing Lease to the contrary, Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interests in the Building up to a maximum of Five Million and 00/100 Dollars ($5,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

Section 7. TIME OF ESSENCE. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

Section 8. BROKERS. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Kidder Mathews (“Tenant’s Broker”) and, except for Tenant’s Broker and Landlord’s Broker identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment.  Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Newmark Cornish & Carey (“Landlord’s Broker”) harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker.  Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker.  The provisions of this Section shall survive the expiration or earlier termination of the Lease.

Section 9. ATTORNEYS’ FEES.  Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment.  In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Original Lease shall apply.

Section 10. Effect of Headings; Recitals: Exhibits.  The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.  Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein.  Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 11. ENTIRE AGREEMENT; AMENDMENT.  This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 12. OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that  (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any  person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section.  Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

Section 13. RATIFICATION.  Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

Section 14. AUTHORITY.  Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.  Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 15. DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST.  Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

Section 16. ENERGY UTILITY USAGE.  If Tenant is billed directly by a public utility with respect to Tenant’s  energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s  energy usage with respect to the Premises directly from the applicable utility company.

Section 17. COUNTERPARTS.  This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	GENOMIC HEALTH, INC.,
a Delaware corporation

	By:	/s/ Kim Popovits
	Print Name:	Kim Popovits

	Title:	President & CEO
(Chairman of Board, President or Vice President)

	By:	/s/ Brad Cole
	Print Name:	Brad Cole

	Title:	COO & CFO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Greg Hill
	Print Name:	Greg Hill
	Title:	Director